Exhibit 99.1

NutraCea Appoints Henk Hoogenkamp to Board of Directors

Hoogenkamp is World’s Most Published Author on Vegetable Proteins

SCOTTSDALE, Ariz., April 3, 2012 - NutraCea (NTRZ), a global leader in the production and marketing of value added products derived from rice bran, today announced the appointment of Mr. Henk Hoogenkamp to the company’s Board of Directors effective April 2, 2012.

Mr. Hoogenkamp has authored 9 books focused on the importance of dairy protein and vegetable protein in formulated foods, beverages and meat products.  He has published over 500 articles in 14 languages discussing protein ingredient solutions. Mr. Hoogenkamp is a member of several strategic and technology advisory boards to global food and ingredient companies.

From 1990 to 2006 he served as a senior director strategic technology with Protein Technologies International now The Solae Company, an alliance between Du Pont (NYSE: DD) and Bunge (NYSE: BG).  He previously served as the President of DMV-Campina USA, now Royal FrieslandCampina, the world’s largest dairy protein operator.

In December 1996, Mr. Hoogenkamp received an honorary doctoral degree from the Institute of Sports Medicine, Bucharest Rumania for his pioneering work on the effects of protein supplementation for elite sport performance. His new book “The Rice Bran Protein Factor” is due for publication September 2012.

"We welcome Henk to the NutraCea Board of Directors,” said, Mr. W. John Short, CEO of NutraCea. “He has been a strong supporter of NutraCea for several years.  His knowledge of the dietary role of vegetable proteins in general, and our stabilized rice bran products specifically, will be invaluable to NutraCea as we continue to increase sales in all major global markets. Henk will participate with other Board members in setting strategy for our business and will assist senior management in the execution of our growth plans. His relationships with a large number of major global brands will assist us in the development of ingredient inclusion of our stabilized rice bran, defatted rice bran, rice bran oil and derivative products in a broad range of consumer products.”

Forward-Looking Statements
This release may contain forward-looking statements.   These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in NutraCea's filings with the Securities and Exchange Commission, including NutraCea's most recent periodic reports.

About NutraCea
NutraCea is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. NutraCea has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food and animal nutrition products. Our target markets are human food and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company's filings with the SEC and by visiting our website at www.nutracea.com.

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald, President
(914) 669-0222
asheinwald@allianceadvisors.net
www.AllianceAdvisors.net